Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4/A of our report dated April 6, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information described in Note 25 and the reclassification described in Note 2, as to which the date is August 8, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Navios Maritime Holdings Inc.’s Current Report on Form 6-K dated August 9, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
August 9, 2011